EXHIBIT 10.107.2
EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is executed as of ___________ ____, 2007 by NTS Communications, Inc. (the "Employer"), and Barbara Baldwin, an individual (the "Executive") to be effective on the date of consummation of the transactions contemplated by the Stock Purchase Agreement (as defined herein) (the “Effective Date”).

RECITALS

The Executive is currently the President and CEO and a shareholder of the Employer.  Concurrently with the execution and delivery of this Agreement, XFone, Inc. (“XFone” or “Parent”) is purchasing the issued and outstanding common stock of NTS Communications, Inc. pursuant to and in accordance with that certain Stock Purchase Agreement dated ___________ ____, 2007 among the Company, the Employer, and the shareholders of the Company (the "Stock Purchase Agreement").  The Executive's continued employment with the Employer after the stock purchase and the Employee's execution of this Agreement is a condition to the consummation of the stock purchase pursuant to the Stock Purchase Agreement by XFone.  The Employer agrees to employ the Executive, and the Executive wishes to accept such continued employment, upon the terms and conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.  DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

"Agreement"--this Employment Agreement, as amended from time to time.

"Compensation"--Salary and Benefits.

"Benefits"--as defined in Section 3.1(b).

"Board of Directors"--the board of directors of the Employer.

"Confidential Information" means any and all of the following with respect to the Employer or XFone, their Subsidiaries or any of their affiliates (the “XFone Companies”):

(a)  trade secrets concerning the business and affairs of the XFone Companies, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, any other confidential or proprietary information or data), and any other information, however documented, that is a trade secret within the meaning of any applicable federal or state laws; and

(b)  information concerning the business and affairs of the XFone Companies (which includes but is not limited to historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, interconnect agreements, supply sources, marketing, production or merchandising systems or plans), however documented; and

(c)  notes, analysis, compilations, studies, summaries, and other material prepared by or for the XFone Companies containing or based, in whole or in part, on any information included in the foregoing.

"Disability"--as defined in Section 6.4.

"Effective Date"--the date stated in the first paragraph of the Agreement.

"Executive Invention"--any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period with Employer or any predecessor or successor of the Employer, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with  others, following termination of the Executive's employment with the Employer, that is based upon or uses Confidential Information.

"Employment Period"--the term of the Executive's employment under this Agreement, as the same may be extended and as used herein the term "Employment Year" means each twelve month period occurring during the employment period. "Employment Year 1" shall mean the first twelve months of employment from the Effective Date, "Employment Year 2" shall mean the 12 month period following Employment Year 1, "Employment Year 3" shall mean the 12 month period following Employment Year 2, "Employment Year 4" shall mean the 12 month period following Employment Year 3, and "Employment Year 5" shall mean the 12 month period following Employment Year 4.

"Fiscal Year"--the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

"For cause"--as defined in Section 6.2.

"For good reason"--as defined in Section 6.3.

"Parent Common Stock" shall mean shares of the common stock of the Parent.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

"Post-Employment Period"--as defined in Section 8.2.

"Proprietary Items"--as defined in Section 7.2(a)(iv).

"Salary"--as defined in Section 3.1(a).

“Subsidiaries”– shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity securities or more than 50% of the voting securities or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, by one or more of the parent and its Subsidiaries.

2.  EMPLOYMENT TERMS AND DUTIES

2.1  EMPLOYMENT

The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2  TERM

Subject to the provisions of Section 6, the term of the Executive's employment under this Agreement will be five (5) years, beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.

2.3  DUTIES

The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors or Chairman of the Board, and will initially serve as Chief Executive Officer and President of the Employer.  The Executive will devote her entire business time, attention, skill, and energy exclusively to the business of the Employer, will use her best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the  best interests of the Employer.  If the Executive is elected as a director of the Employer or as a director or officer of any of the XFone Companies, the Executive will fulfill her duties as such director or officer without additional compensation.

3.  COMPENSATION

(a)  Salary.  The Executive will be paid an annual salary of $273,000.00 for Employment Year 1 and the Salary for each employment year thereafter shall be set by the Board of Directors of the Employer which in no event shall be less than the Salary for Employment Year 1 (the "Salary").  The Salary will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly, and shall be subject to all applicable withholding and other applicable taxes as required by law.

(b)  Benefits.  The Executive will, during the Employment Period, be permitted to participate in such life insurance, hospitalization, major medical, and other Executive benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits"); provided that such Benefits will be substantially similar to those enjoyed by the Employee under the terms of her employment with the Company as of the Effective Date.

(c)  Bonus.  On the Effective Date, Executive will receive a one-time cash signing bonus in the amount of $500,000.00.  Executive acknowledges that this signing bonus paid by Employer is in lieu of any “stay pay” bonuses previously approved by the board of the Employer, and by accepting the signing bonus Executive agrees to forego any such “stay pay” bonuses previously approved by the Employer.

(d)  Stock Option Plan.  The Executive will receive options to purchase Parent Common Stock as set forth below:

(i)
On the Effective Date, the Employee shall be granted fully vested options with a term of five years for 250,000 shares of Parent Common Stock with a strike price of 10% above the average closing price for the prior ten trading days immediately prior to the date of execution of the Stock Purchase Agreement; and

(ii)
At the end of the Second Employment Year, the Employee shall be granted fully vested options with a term of five years for an additional 267,000 shares of the Parent Common Stock with a strike price of $5.00 per share.

4.  FACILITIES AND EXPENSES

The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement.

5.  VACATIONS AND HOLIDAYS

The Executive will be entitled to four weeks' paid vacation each Employment Year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as approved by the Chairman of the Board. The Executive will also be entitled to the paid holidays set forth in the Employer's policies. Up to ten vacation days during any Employment Year that are not used by the Executive during such Employment Year may be used in any subsequent Employment Year.  The Executive shall be allowed to keep and use 49 accrued sick days that have been earned during the course of her employment with the Company prior to the execution date of this Agreement.

6.  TERMINATION

6.1  EVENTS OF TERMINATION

The Employment Period, the Executive's Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an Executive of the Employer will terminate (except as otherwise provided in this Section 6):

(a)  upon the death of the Executive;

(b)  for cause (as defined in Section 6.2), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify;

(c)  for good reason (as defined in Section 6.3) upon not less than thirty days' prior notice from the Executive to the Employer;

(d)  upon termination of employment by Executive for any reason other than for good reason (as defined in Section 6.3); or

(e)  upon the disability of the Executive (as defined in Section 6.4).

6.2  DEFINITION OF "FOR CAUSE"

For purposes of Section 6.1, the phrase "for cause" means: (a) the Executive's breach of this Agreement which remains uncorrected for 30 days following notice from the Employer; (b) the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure the failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; or (e) after the Execution Date hereof, the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

6.3  DEFINITION OF "FOR GOOD REASON"

For purposes of Section 6.1, the phrase "for good reason" means the Employer's material breach of this Agreement which is not cured within 30 days from the date of notice from the Executive.

6.4  DEFINITION OF "DISABILITY"

For purposes of Section 6.1, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties under this Agreement for 60 consecutive calendar days or more or 90 calendar days or more during any twelve month period, as determined in accordance with this Section 6.4. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 6.4 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.4, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this Section 6.4, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.4.

6.5  TERMINATION PAY

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of her death, her designated beneficiary as defined below) only such compensation as is provided in this Section 6.5, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer. For purposes of this Section 6.5, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a)  Termination by the Executive for Good Reason.  If the Executive terminates this Agreement for good reason, the Employer will pay the Executive the Executive's Salary for the remainder of the term of this Agreement (the "Remainder Term") as and when such salary would otherwise become due and payable.  Notwithstanding the preceding sentence, if the Executive obtains other employment or becomes self-employed as a consultant or otherwise prior to the end of the Remainder Term, she must promptly give notice thereof to the Employer, and the Salary payments under this Agreement for any period after the Executive obtains such other employment will be reduced by the amount of the cash compensation received and to be received by the Executive from the Executive's other employment for services performed during such period.

(b)  Termination by the Employer for Cause or Termination by Executive without Good Reason.  If the Executive terminates her employment for any reason other than for good reason (as defined in Section 6.3), the Executive will be entitled to receive her Salary only through the date such termination is effective and any unexercised vested options for Parent Common Stock and rights to receive any additional options for Parent Common Stock shall be cancelled.  If the Employer terminates this Agreement for cause, the Executive will be entitled to receive her Salary through the date such termination is effective and any option for Parent Common Stock issued in any year subsequent to Employment Year 1 shall be cancelled.

(c)  Termination upon Death/Expiration.  If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive her Salary through the end of the calendar month in which her death occurs and any right to receive any additional options for Parent Stock shall be cancelled.  If this Agreement expires after the performance for the full term hereof and the Employer and Employee can not agree on the terms for the extension of this Agreement or a new employment agreement to replace this Agreement, and the Employee terminates employment, then in such event the Employee will be entitled to receive her salary for a period of three (3) months following the date of such termination as severance pay.

(d)  Termination Upon Disability.  If this Agreement is terminated by either party as a result of the Executive's disability, as determined under Section 6.4, the Employer will pay the Executive her Salary through the remainder of the calendar month during which such termination is effective and any right to receive any additional options for Parent Stock shall be cancelled.

(e)  Benefits.  The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.  The Executive will only receive, as part of her termination pay pursuant to this Section 6, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement if the termination is due to the death or disability of Executive or termination by the Executive for Good Reason per Section 6.3.

6.6  TERMINATION DAMAGES PAYABLE BY EXECUTIVE

The Executive and the Employer agree that it is impossible to determine with any reasonable accuracy the amount of the prospective damages to the Employer if the Executive's employment is terminated for any reason other than death, disability or for good reason (as defined in Section 6.3) by the Executive (such termination referred to in this paragraph as "Executive Termination Without Cause").  In the event of any Executive Termination Without Cause, the Executive agrees to pay as liquidated damages to the Employer an amount equal as follows:

(a)  If the Executive Termination Without Cause occurs during Employment Year 1, then the Executive shall immediately pay to the Employer an amount equal to $773,000.00.

(b)  If the Executive Termination Without Cause occurs during Employment Year 2, then the Executive shall immediately pay to the Employer an amount equal to $618,400.00.

(c)  If the Executive Termination Without Cause occurs during Employment Year 3, then the Executive shall immediately pay to the Employer an amount equal to $463,800.00.

(d)  If the Executive Termination Without Cause occurs during Employment Year 4, then the Executive shall immediately pay to the Employer an amount equal to $309,200.00.

(e)  If the Executive Termination Without Cause occurs during Employment Year 5, then the Executive shall immediately pay to the Employer an amount equal to $154,600.00.

7.  NON-DISCLOSURE COVENANT; EXECUTIVE INVENTIONS; NON-COMPETE

7.1  ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that (a) during the Employment Period and her prior employment period with the Employer and as a part of her employment with the Employer, the Executive was and will continue to be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Executive Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Executive Invention; (d) Employer has required that the Executive make the covenants in this Section 7 as a condition to the stock purchase pursuant to the Stock Purchase Agreement and the continued employment of the Executive under this Employment Agreement; and (e) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Executive Inventions.

7.2  AGREEMENTS OF THE EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

(a)  Confidentiality.

(i)
During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii)
Any trade secrets of the Employer will be entitled to all of the protections and benefits under any applicable federal or state trade secret law and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submits proof of the economic value of any trade secret or posts a bond or other security.

(iii)
None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

(iv)
The Executive will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)  Executive Inventions.  Each Executive Invention will belong exclusively to the Employer.  The Executive acknowledges that all of the Executive's writing, works of authorship, and other Executive Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Executive Inventions. The Executive covenants that she will promptly:

(i)	disclose to the Employer in writing any Executive Invention;

(ii)
assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Executive's right to the Executive Invention for the United States and all foreign jurisdictions;

(iii)
execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Executive Invention in the United States and any foreign jurisdictions;

(iv)	sign all other papers necessary to carry out the above obligations; and

(v)	give testimony and render any other assistance in support of the Employer's rights to any Executive Invention.

7.3  DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.  NON-COMPETITION AND NON-INTERFERENCE

8.1  ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that:  (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business is currently regional in scope and its products are marketed or may be marketed throughout the States of Mississippi, Alabama, Georgia, Tennessee, Florida, Kentucky, Louisiana, North Carolina, South Carolina, Texas, Arizona, Colorado, Kansas, New Mexico and Oklahoma (the "Restricted Area"); (c) the Employer competes with other businesses that are or could be located in any part of the Restricted Area; (d) the Employer has required that the Executive make the covenants set forth in this Section 8 as a condition to the stock purchase under the Stock Purchase Agreement and the continued employment of the Executive under this Agreement; and (e) the provisions of this Section 8 are reasonable and necessary to protect the Employer's business.

8.2  COVENANTS OF THE EXECUTIVE

In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, as a material inducement to the Employer to enter into and perform its obligations under this Agreement, and in order to preserve and protect the trade secrets and proprietary, confidential information of the Employer and XFone Companies, the Executive covenants as follows:

(a)  For the greater of (i) 5 years from the date of this Agreement or (ii) the Employment Period and for a period of two (2) years following the date that the employment by the Employer (or an affiliate thereof) of the Executive ends (the "Noncompetition Period"), the Executive will not, directly or indirectly, either for herself or for any partnership, limited liability company, individual, corporation, joint venture or any other entity "participate in" (as defined below) any business (including, without limitation, any division, group or franchise of a larger organization) which engages in the "Telecommunications Business" in the States of Mississippi, Alabama, Georgia, Tennessee, Florida, Kentucky, Louisiana, North Carolina, South Carolina, Texas, Arizona, Colorado, Kansas, New Mexico and Oklahoma (the "Restricted Area").  For purposes of this Agreement, "Telecommunications Business" shall mean the business of providing any type of telecommunication services or internet access services to any person or customer within the Restricted Area, including, without limitation, local, long distance, broadband, dial up data services, wireless, DSL, Voice-over-Internet Protocol (VoIP) and any other service or product being offered or provided by the Employer or any of the XFone Companies.  For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as a sole proprietor, owner, shareholder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual corporation, partnership, limited liability company, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).  Notwithstanding the foregoing, nothing in this Section 8.2 shall prohibit the Executive from owning not more than five percent (5%) of the debt or equity securities of a publicly traded corporation which may compete with the Employer or XFone Companies.

(b)  During the Noncompetition Period, and in order to preserve and protect the trade secrets and proprietary, confidential information of the Employer or XFone Companies after the Effective Date, neither the Executive shall not (i) induce or attempt to induce any employee of the Employer or XFone Companies to leave the employ of the Employer or XFone Companies, or in any way interfere with the relationship between the Employer or XFone Companies and any employee thereof, (ii) hire directly or through another entity any individual employed by the Employer or XFone Companies, or (iii) induce or attempt to induce any customer, supplier, licensee, distributor or other business relation of the Employer or XFone Companies to cease doing business with the Employer or XFone Companies, or in any way interfere with the relationship between any such customer, supplier, licensee, distributor or business relation and the Employer or XFone Companies (including, without limitation, making any negative statements or communications concerning the Employer or XFone Companies).

(c)  If, at the time of enforcement of this Section 8.2, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  The Executive agrees that the restrictions contained in this Section 8.2 are reasonable.

(d)  If at any time during the Noncompetition Period the Executive desires to participate in an activity that he or she believes might be prohibited by this Section 8.2, such person may request in writing (a "Clarification Request") a determination by Employer as to whether such proposed activity would violate this Section 8.2.  The Employer shall respond in writing to such Clarification Request (a "Clarification Response") within thirty (30) days of receipt thereof from the requesting person.

If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive's employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

9.  GENERAL PROVISIONS

9.1  INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an  award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.  Without limiting the Employer's rights under this Section 9 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

9.2  COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have consummated the stock purchase under the Stock Purchase Agreement and the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

The Executive's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against the Employer, will not excuse the Executive's breach of any covenant in Section 7 or 8.

If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

9.3  REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

(a)  The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

(b)  The Employer represents and warrants to the Executive that the execution and delivery by the Employer of this Agreement do not, and the performance by the Employer of the Employer's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employer; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employer is a party or by which the Employer is or may be bound.

9.4  OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

9.5  WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.6  BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

9.7  NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

    If to Employer:

c/o XFone, Inc.
Britannia House
960 High Road
London, N129RY
United Kingdom
Attention:	Guy Nissenson
Telephone:	+44 208-446-9494
Facsimile:	+44 208-446-7010
Email:	guy@xfone.com

    with a copy to:

Watkins Ludlam Winter & Stennis, P.A.
633 North State Street (39202)
P. O. Box 427
Jackson, MS 39205-0427
Attention:	Gina M. Jacobs
Telephone:	601-949-4705
Facsimile:	601-949-4804
Email:	gjacobs@watkinsludlam.com

If to the Executive:

Barbara Baldwin
5307 W. Loop 289
Lubbock, Texas 79414
Telephone:	806-788-2906
Facsimile:	806-788-3398
Email:	barbara.baldwin@ntscom.com

9.8  ENTIRE AGREEMENT; AMENDMENTS

This Agreement, the Stock Purchase Agreement, and the documents executed in connection with the Stock Purchase Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.9  GOVERNING LAW

This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

9.10  JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, or, if it has or can acquire jurisdiction, in any of the United States District Courts in Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred  to in the preceding sentence may be served on either party anywhere in the world.

9.11  SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

9.12  SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.13  COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.14  WAIVER OF JURY TRIAL

THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

9.15  PIGGYBACK REGISTRATION RIGHTS

On or after the Effective Date, and continuing until this Agreement expires or is earlier terminated, whenever the Parent proposes to file a registration statement under the Securities Act of 1933, as amended, to register any shares of the Parent Common Stock for sale in a secondary offering, and the registration form to be used may be used for the registration of the restricted Parent Common Stock the Executive may hold as a result of exercising any options granted hereunder or the Parent Common Stock underlying the options which the Executive holds (a "Piggyback Registration"), the Company will give prompt written notice to the Executive of its intention to effect such a registration and will include in such registration such of the Employee’s registerable securities of the Parent as the Executive has requested be included in such Piggyback Registration by notice to the Parent within 15 days after the receipt of the Parent’s notice.  The Parent will pay the registration expenses with respect to such Piggyback Registrations.  The Executive shall fully cooperate by giving such information as is required for such Piggyback Registration.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER: NTS Communications, Inc.	EXECUTIVE:
By:
Guy Nissenson, Chairman	Barbara Baldwin, Individually